EXHIBIT 12.1
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                          MASTEC, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges



                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                YEAR ENDED DECEMBER 31,                            MARCH 31,
                                    -----------------------------------------------------------------------     --------------
                                       1993          1994          1995          1996              1997         1997      1998
                                    ----------    -----------   ----------    -----------      ------------     ----      ----
                                                            (Dollars in thousands)
Income (loss) from continuing
operations before income
taxes...........................        $7,353        $10,291         $385        $50,719           $63,550    14,308   (17,077)

Fixed Charges:
 Interest expense...............           302          3,846        5,306         11,940            11,920     2,870     5,056
 Interest portion of rent
 expense........................            --          1,157        1,362          1,681             7,338       565     1,380
                                    ----------    -----------   ----------    -----------      ------------    ------    ------
Total fixed charges.............           302          5,003        6,668         13,621            19,258     3,438     6,436
                                    ----------    -----------   ----------    -----------      ------------
Earnings (for purposes of
fixed charges)..................         7,655         15,294        7,053         64,340            82,808    17,746        (1)
                                    ----------    -----------   ----------    -----------      ------------
Ratio of earnings to fixed
charges.........................         25.3x           3.1x         1.1x           4.7x              4.3x       5.2x       (1)

(1) Earnings were inadequate to cover fixed charges.

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